Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement on Form S-8 of Pinnacle Financial Partners, Inc. of our report dated February 28, 2018 relating to the consolidated financial statements, and our report dated the same date relative to the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Pinnacle Financial Partners, Inc. for the year ended December 31, 2017.

/s/ Crowe Horwath LLP

Franklin, Tennessee
May 10, 2018